HARPER & ASSOCIATES, INC.

6815 MANHATTAN BLVD., STE 201

FORT WORTH, TX 76120

817-457-9555

F 817-457-9569

April 9, 2012

To Whom It May Concern

As an independent engineering consultant, I hereby consent to the use of my report entitled "SEC Reserve Evaluation" located in Shackelford and Ward Counties, Texas as of December 31, 2011" dated April 9, 2012 and data extracted there from (and all references to my Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about April 9, 2012.

Name:	G. Michael Harper
Title:	P.E., Consulting Engineer License Number 34481.

Signed:	/s/ G. Michael Harper
Fort Worth, Texas

G. Michael Harper

President